UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            ___________________


                                 FORM 8-K


                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported)     July 21, 1997



                       EMISPHERE TECHNOLOGIES, INC.
          (Exact name of registrant as specified in its charter)



             DELAWARE                 1-10615            13-3306985
      (State or jurisdiction      (Commission File    (I.R.S. Employer
       of incorporation or            Number)          Identification
          organization)                                   Number)




                  15 Skyline Drive
                 Hawthorne, New York          10532
                (Address of principal       (Zip Code)
                 executive offices)



     Registrant's telephone number, including area code (914) 347-2220


















             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Form 8-K constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: uncertainties related to future test results and viability of the Company's product candidates, which are in the early stages of development; the need to obtain regulatory approval for the Company's product candidates; the Company's dependence on partnerships with pharmaceutical and other companies to develop manufacture and commercialize products using the Company's drug delivery technologies; the Company's dependence on the success of its joint venture with Elan Corporation plc ("Elan") for the development and commercialization of an oral heparin product and its strategic alliance with Eli Lilly and Company ("Lilly") for the development and commercialization of certain of Lilly's therapeutic proteins; the risk of technological obsolescence and risks associated with the Company's highly competitive industry; the Company's dependence on patents and proprietary rights; the Company's absence of profitable operations and need for additional capital; the Company's dependence on others to manufacture the Company's chemical compounds; the risk of product liability and policy limits of product liability insurance; potential liability for human clinical trials; the Company's dependence on key personnel and the quality, judgment and strategic decisions of management and other personnel; uncertain availability of third-party reimbursement for commercial medical products; general business and economic conditions; and other factors referenced in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 and other periodic filings with the Securities and Exchange Commission.


Item 5.   Other Events.

Recent Developments

     On July 14, 1997 Emisphere Technologies, Inc. announced, on behalf of its joint venture with Elan Corporation plc ("Elan"), the successful completion of a Phase I clinical trial demonstrating oral delivery of clinically relevant levels of the macromolecule heparin in a formulated liquid preparation. The trial consisted of five arms, four of which were with a fixed amount of the Company's carrier and escalating doses of heparin, each administered as a drink in a 30-ml (two tablespoon) solution. The fifth arm was a subcutaneous administration of heparin alone. All formulations were well-tolerated by the eight subjects in the study, and none of the subjects reported any treatment-related gastrointestinal effects or other adverse experiences. Moreover, preliminary analysis of the trial results provided evidence of the oral delivery of clinically relevant levels of heparin, as measured by blood clotting time (activated partial thromboplastin time, or APTT). Dose-dependent increases in clotting times for the oral heparin were observed, and were well within the therapeutic range for heparin.




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   The Elan  joint  venture,  which  has  exhausted  the  funds  previously committed by Elan, will require the commitment of additional funds by Elan and the Company, on a 50-50 basis, to continue its efforts with respect to the development of oral formulations of heparin products.

     The Company has thirteen (13) issued U.S. patents and forty-three pending U.S. patent applications, seven (7) of which have been allowed by the U.S. Patent and Trademark Office. The seven allowed applications include, without limitation, an application directed to a method for transporting biologically active agents across cell membranes or lipid bilayers.

     In 1992, the Company filed an application to reissue one of its granted U.S. patents on proteinoid based drug delivery systems in an attempt to obtain certain broader patent claims to which the Company believed it was entitled. The United States Patent and Trademark Office ("USPTO") Examiner rejected the claims of the Company's reissue application, and the Company appealed from the rejection to the USPTO Board of Appeals and Interferences. In a May 1997 decision, the Board of Appeals and Interferences reversed the rejection by the USPTO Examiner of the Company's reissue patent application. In the absence of further action by the USPTO, it is anticipated that the Company's reissue application will be granted.

   The Company has entered into a ten-year noncancelable lease for new office and laboratory space commencing August 1997. The annual minimum rental is to be approximately $1,300,000. Build-out costs for this space, net of amounts to be paid by the landlord, are expected to total approximately $6,000,000.

   The Company is a defendant in a third-party action relating to a personal injury lawsuit brought by a former employee of the Company against the manufacturer of a piece of laboratory glassware. The Company believes that it is adequately protected by worker's compensation and general liability insurance and intends to defend the action vigorously.



                                SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               EMISPHERE TECHNOLOGIES, INC.



                               By: /s/ Michael M. Goldberg
Date: July 21, 1997              Michael M. Goldberg, M.D.
                                 Chairman of the Board and
                                 Chief Executive Officer





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